Exhibit 99.1

               Minera Yanacocha's Peruvian Operations Scaled Back

      DENVER and LIMA, Peru, Sept. 15 /PRNewswire-FirstCall/ -- Newmont Mining Corporation (NYSE: NEM) and Compania de Minas Buenaventura (NYSE: BVN) today announced that Minera Yanacocha has begun to scale back mining operations at its mine north of the city of Cajamarca, Peru. The decision was made after careful consideration of safety and operational concerns resulting from a blockade of the access road to the mine. Gold production will not be affected in the near term.

      Minera Yanacocha believes that the only responsible and prudent decision is for it to begin scaling back its operations, so that the operators can increase its focus on safety and environmental protection. A blockade of the road leading to the mine and sporadic acts of violence have created a situation that has led to increased concerns, which have been heightened by a general strike that has been called in the entire Cajamarca province today. Carlos Santa Cruz, Vice President of South American Operations of Newmont, said, "We will not compromise safety standards, nor risk any harm to the environment."

      Since September 2, a group of local people have blocked the road to the mine in protest of exploration drilling conducted, in accordance with the relevant permit, on the Cerro Quilish gold deposit. On September 7, Minera Yanacocha agreed to suspend exploratory drilling in an effort to calm the situation and restore order.

      Roque Benavides, President and Chief Executive Officer of Buenaventura, said, "We have been working and will continue to work for a peaceful resolution based on the rule of law, the right to work, and stability in the city of Cajamarca." Minera Yanacocha will resume normal operations when it can do so safely.

Cautionary Statement

      This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding future mining or permitting activities. Where Newmont expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward- looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to, gold and other metals price volatility, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the company's 2003 Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as well as the company's other SEC filings. Newmont does not undertake any obligation to release publicly revisions to any "forward-looking statement," to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

SOURCE  Newmont Mining Corporation; Compania de Minas Buenaventura
    -0-                             09/15/2004
    /CONTACT: Investors, Randy Engel, +1-303-837-6033, randy.engel@newmont.com, or Wendy Yang, +1-303-837-6141, wendy.yang@newmont.com, or Media, Doug Hock, +1-303-837-5812, doug.hock@newmont.com, all of Newmont Mining Corporation/
    /Web site:  http://www.newmont.com /
    (NEM BVN)

CO:  Newmont Mining Corporation; Compania de Minas Buenaventura
ST:  Colorado, Peru
IN:  MNG
SU: